Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-166765) of DHT Holdings, Inc. and in the related Prospectus of our reports dated January 31, 2011, with respect to the consolidated financial statements of DHT Maritime, Inc. and the effectiveness of internal control over financial reporting of DHT Maritime, Inc., included in this Form 20-F/A of DHT Holdings, Inc. for the year ended December 31, 2009.

/s/ Ernst & Young AS

Ernst & Young AS
Oslo, Norway
January 31, 2011